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                                                                     Exhibit 5.1

[LATHAM & WATKINS LLP LOGO]

                                         53rd at Third
                                         885 Third Avenue
                                         New York, New York 10022-4834
                                         Tel: (212) 906-1200 Fax: (212) 751-4864
                                         www.lw.com

                                         FIRM / AFFILIATE OFFICES
                                         Boston        New Jersey
                                         Brussels      New York
                                         Chicago       Northern Virginia
                                         Frankfurt     Orange County
                                         Hamburg       Paris
February 8, 2005                         Hong Kong     San Diego
                                         London        San Francisco
Marquee Holdings Inc.                    Los Angeles   Silicon Valley
c/o AMC Entertainment Inc.               Milan         Singapore
920 Main Street                          Moscow        Tokyo
Kansas City, Missouri 64105                            Washington, D.C.


     Re: REGISTRATION STATEMENT RELATING TO $304,000,000 AGGREGATE PRINCIPAL AMOUNT AT MATURITY OF 12% SENIOR DISCOUNT NOTES DUE 2014

Ladies and Gentlemen:

     In connection with the registration of $304,000,000 aggregate principal amount at maturity of 12% Senior Discount Notes due 2014 (the "EXCHANGE NOTES") by Marquee Holdings Inc., a Delaware corporation (the "COMPANY"), under the Securities Act of 1933, as amended (the "ACT"), on Form S-4 filed with the Securities and Exchange Commission (the "COMMISSION") on February 8, 2005 (the "REGISTRATION STATEMENT"), you have requested our opinion with respect to the matters set forth below. The Notes Exchange will be issued pursuant to an indenture, dated as of August 18, 2004 (the "INDENTURE"), by and among the Company and HSBC Bank USA, National Association, as trustee (the "TRUSTEE").

     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Exchange Notes, respectively. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. We have examined, along with other documents, the following:

     (a)  the Indenture;

     (b)  the Form of Exchange Note; and

     (c)  the Registration Statement.

     The documents described in paragraphs (a) and (b) above are collectively referred to herein as the "TRANSACTION DOCUMENTS."

     As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others, including the representations and warranties of the Company in the purchase agreement, dated August 6, 2004 (the "PURCHASE

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AMC ENTERTAINMENT INC.
FEBRUARY 8, 2005
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AGREEMENT"), among the Initial Purchasers (as defined therein) thereto and the
Company. We have not independently verified such factual matters.

     We are opining herein as to the effect on the subject transaction only of the federal laws of the United States and the internal laws of the State of New York and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

     Capitalized terms used herein without definition have the meanings ascribed to them in the Registration Statement.

     Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

     The Exchange Notes have been duly authorized by all necessary corporate action of the Company and, when executed, authenticated and delivered by or on behalf of the Company against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     The opinion rendered above relating to the enforceability of the Exchange Notes is subject to the following exceptions, limitations and qualifications:
(i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 6.12 of the Indenture; and (v) the unenforceability of any provision requiring the payment of attorneys' fees, where such payment is contrary to law or public policy.

     We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Exchange Notes under the Indenture of
Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor
Law) relating to fraudulent transfers and obligations.

     With your consent, to the extent that the obligations of the Company under the Transaction Documents may be dependent upon such matters, we have assumed for purposes of this letter that: (i) each of the parties to the Transaction Documents other than the Company (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of

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AMC ENTERTAINMENT INC.
FEBRUARY 8, 2005
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organization; (b) has the requisite organizational and legal power and authority to execute, deliver and perform its obligations under the Transaction Documents;
(c) has duly authorized, executed and delivered the Transaction Documents; and
(d) has complied with and will comply with all of its obligations under the Transaction Documents and laws applicable thereto; (ii) with respect to each of the parties to the Transaction Documents other than the Company, each Transaction Document constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms; and (iii) the Trustee is in compliance, generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus contained therein.


                                         Very truly yours

                                         /s/ Latham & Watkins LLP